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                                   EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 1999 is presented below. Ratio of Earnings to Fixed Charges means the ratio of pretax income from continuing operations (with certain adjustments described below) to the total of: (i) interest and
(ii) such portion of rental expense as can be demonstrated to be representative of the interest factor in the particular case.


                                                                           YEAR ENDED DECEMBER 31,
                                                  1995              1996             1997             1998             1999
                                                  ----              ----             ----             ----             ----
EARNINGS BEFORE FIXED CHARGES:
      Net (Loss) Income                        ($6,061,758)     ($1,894,244)     ($1,840,210)     ($3,310,870)     $10,299,494
      Add:   Interest Expense                    9,717,511        8,878,285        9,646,679       11,383,449       11,158,350
             Interest factor in rental
                  expense                          223,099          233,243          243,890          252,106          254,377
                                                ------------------------------------------------------------------------------
EARNINGS BEFORE FIXED CHARGES                   $3,878,852       $7,217,284       $8,050,359       $8,324,685      $21,712,221
                                                ==============================================================================
FIXED CHARGES:
      Interest Expense                          $9,717,511       $8,878,285       $9,646,679      $11,383,449      $11,158,350
      Interest factor in rental expense            223,099          233,243          243,890          252,106          254,377
                                                ------------------------------------------------------------------------------
TOTAL FIXED CHARGES                             $9,940,610       $9,111,528       $9,890,569      $11,635,555      $11,412,727
                                                ==============================================================================
RATIO OF EARNINGS TO FIXED CHARGES                     ---              ---              ---              ---              1.9X

DEFICIENCY IN EARNINGS AVAILABLE TO
      COVER FIXED CHARGES                       $6,061,758       $1,894,244       $1,840,210       $3,310,870              ---
                                                ==============================================================================
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